8503 Hilltop Drive
Ooltewah, Tennessee 37363
(423) 238-4171

APPROVED BY:	Jeffrey I. Badgley Co-Chief Executive Officer
FOR IMMEDIATE RELEASE
CONTACT:	Miller Industries, Inc. J. Vincent Mish, Chief Financial Officer (423) 238-4171 Frank Madonia, General Counsel (423) 238-4171 Financial Dynamics Investor Contact: Eric Boyriven (212) 850-5600

MILLER INDUSTRIES REPORTS 2006 FOURTH QUARTER AND YEAR END RESULTS

CHATTANOOGA, Tennessee, March 14, 2007 - Miller Industries, Inc. (NYSE: MLR) (the “Company”) today announced financial results for the fourth quarter and year ended December 31, 2006.
For the fourth quarter of 2006, net sales from continuing operations were $116.7 million, compared with $92.6 million for the fourth quarter of 2005, an increase of 26.1%.
Fourth quarter 2006 income from continuing operations before income taxes rose 24.8% to $8.6 million, compared with fourth quarter 2005 income from continuing operations before income taxes of $6.9 million. On a sequential basis, income from continuing operations before income taxes increased 11.8% from the third quarter 2006 level.
Fourth quarter 2006 net income rose over 350% to $27.2 million, or $2.34 per diluted share, which included a gain from discontinued operations of $18.4 million, or $1.58 per diluted share. The gain from discontinued operations results from the recognition of a deferred tax asset related to deductible losses from excess tax basis of advances to and investments in certain of the Company’s previously discontinued operations. Additionally, a net tax benefit was recognized for continuing operations in the fourth quarter of 2006 of $307,000 as a result of the reversal of a deferred tax asset valuation allowance. In the first quarter of 2007, the Company expects to return to a normalized effective tax rate of approximately 38% for financial reporting purposes. In the fourth quarter of 2005 net income was $6.0 million, or $0.52 per diluted share, which included a loss from discontinued operations of $(4,000), or $(0.00) per diluted share.
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MILLER INDUSTRIES REPORTS 2006 FOURTH QUARTER AND YEAR END RESULTS	PAGE 2

Costs of operations for the fourth quarter of 2006 were $100.1 million, compared to $78.5 million in the prior year period. Gross profit for the fourth quarter of 2006 rose to $16.6 million from $14.1 million in the fourth quarter of 2005. As a percentage of net sales, gross margin was 14.3% in the fourth quarter of 2006, up slightly from 14.1% for the third quarter of 2006. Gross margin in the prior year period was 15.2%. The decrease in gross margin over the prior year period is a reflection of changes in product mix, including increased chassis sales, as well as higher costs of aluminum, copper and petroleum-related products over the last year, partially offset by past pricing actions.
For the fourth quarter of 2006, selling, general and administrative expenses were $7.2 million compared to $6.4 million for the prior year period. As a percentage of net sales, selling, general and administrative expenses declined to 6.2% for the fourth quarter of 2006, compared to 6.9% in the prior year period.
For the fourth quarter of 2006, the Company reported operating income (earnings before interest and taxes) of $9.4 million, or 8.1% of net sales, compared with $7.7 million, or 8.3% of net sales, for the fourth quarter of 2005.
Interest expense for the Company’s continuing operations in the fourth quarter of 2006 was $865,000, compared to $797,000 in the fourth quarter of 2005. The increase in interest expense was primarily a result of increased interest rates and higher floor planning expense associated with higher sales levels, partially offset by lower debt levels. Total senior and junior debt at December 31, 2006, was approximately $9.9 million, down from $13.3 million at September 30, 2006, and $16.3 million at December 31, 2005.
For the 2006 full-year period, net sales rose 16.4% to $409.4 million compared to $351.9 million in the prior year period. Income from continuing operations before income taxes rose 36.0% to $29.4 million, compared with income from continuing operations before income taxes of $21.6 million in 2005. The Company reported net income of $45.3 million, or $3.91 per diluted share, which included the gain from discontinued operations of $18.4 million, or $1.58 per diluted share, as discussed above. Net income for the 2005 full-year period was $18.6 million, or $1.62 per diluted share, which included a loss from discontinued operations of $(114,000), or $(0.01) per diluted share. As a percentage of net sales, gross margin was 14.6% for 2006 as compared to 14.2% in 2005.

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MILLER INDUSTRIES REPORTS 2006 FOURTH QUARTER AND YEAR END RESULTS	PAGE 3

“The fourth quarter results reflected continued strong demand from our customers,” stated Jeffrey I. Badgley, President and Co-CEO of the Company.  “We also continued to effectively leverage the demand we are seeing, resulting in an increase in income from continuing operations before taxes of 24.8% over the prior year, despite the increase in raw material costs and changes in product mix from last year.”
“In the fourth quarter we continued work on the previously announced orders for the city of New York and DataPath, both of which we expect to complete by the end of the 2007 second quarter,” continued Mr. Badgley. “We also completed the upgrade and expansion of operations at our light duty wrecker plant, and are currently in the process of modernizing our heavy-duty wrecker plant. These expansion plans are going very well and we are reviewing our facility locations both domestically and abroad to determine where additional modernization and expansion activities may be appropriate. We are also pleased that we were able to fund our expansion efforts in the fourth quarter out of our strong cash flow, in addition to continuing the reduction of our overall debt levels.”
“Our strong unit backlog early in the first quarter of 2007 reflects continued demand from our customers with levels in excess of both the year ago level and the September 30, 2006 level. Overall, we are very pleased with the financial results achieved in 2006, including the improved gross margin which increased from 14.2% to 14.6% and the additional pay down of debt by over $6 million. These accomplishments were achieved while also making significant progress in our modernization projects, which will enable us to better compete in the global marketplace. We look forward to 2007 and our prospects for another successful year.”

In conjunction with this release, Miller Industries will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for tomorrow, March 15, 2007, at 10:00 AM ET. Listeners can access the conference call live and archived over the Internet through a link at:
http://www.videonewswire.com/event.asp?id=38400

Please allow 15 minutes prior to the call to visit the site, download, and install any necessary audio software. A replay of this call will be available approximately one hour after the live call ends through March 22, 2007. The replay number is (800) 642-1687, Passcode 2207854.

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MILLER INDUSTRIES REPORTS 2006 FOURTH QUARTER AND YEAR END RESULTS	PAGE 4

Miller Industries is the world’s largest manufacturer of towing and recovery equipment, and markets its towing and recovery equipment under a number of well-recognized brands, including Century, Vulcan, Chevron, Holmes, Challenger, Champion, Jige, Boniface and Eagle.

Certain matters set forth in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements regarding future events and developments and the Company’s future performance, as well as management’s expectations, beliefs, plans, guidance, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The words “looking forward,” “believe,” “expect,” “likely,” “should” and similar expressions identify forward-looking statements. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement. These risks and uncertainties include risks related to the cyclical nature of our industry, general economic conditions and the economic health of our customers; our dependence on outside suppliers of raw materials and increases in the cost of aluminum, steel, petroleum-related products and other raw materials; the need to service our indebtedness; and those risks discussed in the Company’s filings with the Securities and Exchange Commission, including those risks discussed under the caption “Risk Factors” in the Company’s Form 10-K for fiscal 2006, which discussion is incorporated herein by this reference. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only for the date the statements were made. Except as required by law, the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of future events, new information or otherwise.

Miller Industries, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(In thousands except per share data)

	Three Months Ended December 31, (Unaudited)			Years Ended December 31,
	2006	2005	% Change	2006	2005	% Change
NET SALES	$116,699	$92,570	26.1%	$409,421	$351,884	16.4%

COSTS AND EXPENSES:

COST OF OPERATIONS	100,057	78,516	27.4%	349,639	301,943	15.8%

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	7,222	6,398	12.8%	26,837	24,293	10.5%

INTEREST EXPENSE, NET	865	797	8.5%	3,518	4,012	-12.3%

TOTAL COSTS AND EXPENSES	108,144	85,711	26.2%	379,994	330,248	15.1%

INCOME FROM CONTINUING OPERATIONS, BEFORE INCOME TAXES	8,555	6,859	24.8%	29,427	21,636	36.0%

INCOME TAX (BENEFIT) PROVISION	(307)	881	NM	2,454	2,936	-16.4%

INCOME FROM CONTINUING OPERATIONS	8,862	5,978	48.2%	26,973	18,700	44.2%

DISCONTINUED OPERATIONS:
GAIN (LOSS) FROM DISCONTINUED OPERATIONS,
NET OF TAXES	126	(4)	NM	126	(114)	NM
TAX BENEFIT OF ADVANCES TO AND INVESTMENTS IN
CERTAIN DISCONTINUED OPERATIONS	(18,244)	-	NM	(18,244)	-	NM
GAIN (LOSS) FROM DISCONTINUED OPERATIONS	18,370	(4)	NM	18,370	(114)	NM

NET INCOME	$27,232	$5,974	355.8%	$45,343	$18,586	144.0%

BASIC INCOME PER COMMON SHARE:
INCOME FROM CONTINUING OPERATIONS	$0.77	$0.53	45.3%	$2.37	$1.67	41.9%

GAIN (LOSS) FROM DISCONTINUED OPERATIONS	$1.61	$(0.00)	NM	$1.62	$(0.01)	NM

BASIC INCOME	$2.38	$0.53	349.1%	$3.99	$1.66	140.4%

DILUTED INCOME PER COMMON SHARE:
INCOME FROM CONTINUING OPERATIONS	$0.76	$0.52	46.2%	$2.33	$1.63	42.9%

GAIN (LOSS) FROM DISCONTINUED OPERATIONS	$1.58	$(0.00)	NM	$1.58	$(0.01)	NM

DILUTED INCOME	$2.34	$0.52	350.0%	$3.91	$1.62	141.4%

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	11,435	11,283	1.3%	11,360	11,226	1.2%
DILUTED	11,617	11,547	0.6%	11,596	11,474	1.1%